Exhibit 99.1

Contact: Holly Schoenfeldt Marketing & Public Relations Manager 210.308.1268 hschoenfeldt@usfunds.com

For Immediate Release

U.S. Global Investors Reports Improved Net Income for First Quarter 2018 Due to Strategic Investment in First Public Blockchain Firm to Mine New Digital Currencies
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SAN ANTONIO–November 9, 2017–U.S. Global Investors, Inc. (NASDAQ: GROW) (the “Company”), a boutique registered investment advisory firm with longstanding experience in global markets and specialized sectors, today reported earnings of $1.27 million, or $0.08 per share, on operating revenues of $1.5 million for the quarter ended September 30, 2017. This was a significant 383 percent improvement over the same quarter the previous year, which had net income of $263,000, or $0.02 per share, on operating revenues of $1.98 million.
The improvement in income was due to an investment accounted for under the equity method in a fund managed by Galileo Global Equity Advisors (Galileo). The Company and the Galileo fund made strategic investments in HIVE Blockchain Technologies, the first publicly-traded firm involved in the business of mining new digital currencies, also known as cryptocurrencies. In addition, the Company saw inflows into the U.S. Global Jets ETF (JETS) and U.S. Global GO GOLD and Precious Metal Miners ETF (GOAU), which collectively held $125 million in total assets as of September 30.
Somewhat offsetting the improved income was a decline in operating revenue from decreased mutual fund assets under management. In particular, our gold funds’ average assets decreased, and Galileo, a 65 percent-owned subsidiary, lost a large institutional account in the spring of 2017 that contributed to a drop in assets.
Average assets under management, including U.S. Global Investors Funds, the U.S. Global ETFs, Galileo clients and offshore clients, were $762 million for the quarter ended September 30, 2017, compared to an average of $946 million for the same quarter a year ago, a decrease of 19 percent. Total assets under management were $771 million as of September 30, 2017, versus $946 million at September 30, 2016, a decrease of 18 percent.
Frank Holmes, CEO and chief investment officer of U.S. Global Investors, comments, “Gold equity markets have still not fully recovered from the massive rebalance trade we saw in June involving the VanEck Vectors Junior Gold Miners ETF (GDXJ). Because it had grown so large and was getting close to owning more than 20 percent of several underlying stocks—which would violate IRS diversification requirements and possibly trigger takeover laws in Canada—GDXJ had to dump as much as 50 percent of its shares in smaller gold firms, a value of $3 billion. This created heightened volatility and valuation compression in the gold market, triggering outflows from many gold-related mutual funds, ours included. What’s more, the price of gold lost more than 5 percent in the third quarter as the bullish stock market, the second-longest in U.S. history, continued to head higher.

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November 9, 2017

“Due to some exciting new developments, however, I believe we’re well-positioned for the future,” Holmes continues. “GOAU launched at the end of June, has shown some very competitive performance and continues to attract assets. GOAU’s sister ETF, the U.S. Global GO GOLD and Precious Metal Miners ETF (GOGO), was launched at the end of September on the Toronto Stock Exchange (TSX) in partnership with Galileo. GOGO is our first ETF to appear in the Canadian market.
“The media continue to report on gold negatively, even though its price was up nearly 12 percent year-to-date as of September 30. In addition, since 2000, gold has far outperformed the S&P 500 Index. The average yield on a five-year Treasury during the month of September was 1.8 percent, while year-over-year inflation was 2.2 percent. Investors, then, were losing money. It’s examples like this that show why savvy investors often turn to gold, which is seen as a safe haven and better store of value. Even so, many in the mainstream media are dismissive of the yellow metal yet bullish on bitcoin, which is much more volatile.
“Speaking of bitcoin, I’m thrilled and inspired that our firm managed to finalize a strategic investment in HIVE Blockchain Technologies this past quarter. HIVE is a blockchain infrastructure company involved in the mining of virgin digital currencies, the very first of its kind to be listed on a major exchange. HIVE has a strong presence in Iceland, whose cold climate and cheap, green energy are ideally suited for mining cryptocurrencies.”
Crowdfunding, ICOs and Millennials
“Many startups now are choosing to raise funds through initial coin offerings (ICOs), with the number of digital coins worldwide standing at more than 2,000,” Holmes adds. “Millennials, the biggest U.S. generation, have largely driven demand in cryptocurrencies, as their nontraditional attitudes about finance, investing and banking have changed the game. Bloomberg reported recently that online searches for “buy bitcoin” surpassed “buy gold” for the first time this year.
“After watching the ICO market expand in recent years, I became interested in coming out with a cryptocurrency ETF, but because of regulatory cul-de-sacs and anti-money laundering (AML) concerns, I realized that doing so would be exceptionally challenging and expensive. We therefore did the next best thing and allocated some of our own capital in a company with first-mover advantage in the crypto-mining space. HIVE is especially attractive, as it’s partnered with Genesis Mining, the world’s largest cloud bitcoin mining company.
“It’s not just millennials who are showing interest, though. Bitcoin and other cryptos are rapidly gaining favor among serious investors of all ages. Today, many large brokerage firms, including Fidelity and USAA, allow clients to view their holdings of digital currencies alongside more traditional asset classes. Abigail Johnson, chairman of Fidelity, has said, ‘Blockchain technology isn’t just a more efficient way to settle securities, it will fundamentally change market structures, and maybe even the architecture of the internet itself.’
“It’s important for investors to be aware that digital currencies are very volatile, much more so than gold or other traditional assets. I encourage you to read the feature story on HIVE over at Bloomberg.”

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November 9, 2017
HIVE Blockchain Technologies, formerly known as Leeta Gold, announced the commencement of trading in its common shares on the TSX Venture Exchange under the ticker symbol “HIVE” effective September 18, 2017. The 10 million shares held directly by the Company are restricted for resale until February 2018 and are subject to Canadian insider regulations. The investment, classified as available-for-sale, was valued at approximately $11.4 million at September 30, 2017. Unrealized gains and losses on available-for-sale securities are excluded from earnings and recorded in other comprehensive income as a separate component of shareholders’ equity until realized. The Company owns approximately 30 percent of a Galileo fund, which held 6.7 million shares of HIVE as of September 30. In addition, Frank Holmes is the non-executive chairman of HIVE, and he held shares and options on September 30, 2017. You can read the full press release here.
Share Repurchase Program
U.S. Global Investors has continued purchasing its outstanding stock. For the three months ended September 30, 2017, the Company repurchased 9,199 class A shares using cash of $14,000. The share repurchase plan may be suspended or discontinued at any time. Frank Holmes is purchasing shares pursuant to a Rule 10b-18 plan along with the Company repurchase program.
Continued Strong Balance Sheet
As of September 30, 2017, the Company had net working capital of approximately $13.1 million. Cash and cash equivalents totaled $3 million, while unrestricted marketable securities totaled $11.1 million as of the end of the quarter. In addition, the Company has had no long-term debt since 2004 and owns its headquarters building.
U.S. Global Continues GROW Dividends
The Company has also continued to pay monthly dividends for more than nine years. A monthly dividend of $0.0025 per share is authorized through December 2017. Future record dates are November 13 and December 12, and future payment dates will be November 27 and December 26. The continuation of future cash dividends will be reviewed by the board of directors quarterly.
Earnings Webcast Information
The Company has scheduled a webcast for 7:30 a.m. Central time on Friday, November 10, 2017, to discuss the Company’s key financial results for the quarter. Frank Holmes will be accompanied on the webcast by Susan McGee, president, general counsel and chief compliance officer; and Lisa Callicotte, chief financial officer. Click here to register for the earnings webcast or visit www.usfunds.com for more information.

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November 9, 2017
Selected financial data (unaudited) (dollars in thousands, except per share data):
	Three months ended
	9/30/2017	9/30/2016
Operating Revenues	$1,490	$1,981
Operating Expenses	1,969	1,950
Operating Income (Loss)	(479)	31
Total Other Income	1,725	253
Income Before Income Taxes	1,246	284
Tax Expense	10	20
Net Income	1,236	264
Less: Net Income (Loss) Attributable to Non-Controlling Interest	(34)	1
Net Income Attributable to U.S. Global Investors, Inc.	$1,270	$263
Earnings per share (basic and diluted)	$0.08	$0.02

Avg. common shares outstanding (basic)	15,182,651	15,240,957
Avg. common shares outstanding (diluted)	15,182,651	15,240,957

Avg. assets under management (millions)	$761.6	$945.6
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About U.S. Global Investors, Inc.
The story of U.S. Global Investors goes back more than 40 years when it began as an investment club. Today, U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on niche markets around the world. Headquartered in San Antonio, Texas, the Company provides money management and other services to U.S. Global Investors Funds, U.S. Global ETFs and other international clients.
Forward-Looking Statements and Disclosure
This news release and other statements by U.S. Global Investors may include certain “forward-looking statements,” including statements relating to revenues, expenses and expectations regarding market conditions. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “opportunity,” “seeks,” “anticipates” or other comparable words. Such statements involve certain risks and uncertainties and should be read with corporate filings and other important information on the Company’s website, www.usfunds.com, or the Securities and Exchange Commission’s website at www.sec.gov.

These filings, such as the Company’s annual report and Form 10-Q, should be read in conjunction with the other cautionary statements that are included in this release. Future events could differ materially from those anticipated in such statements and there can be no assurance that such statements will prove accurate and actual results may vary. The Company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

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November 9, 2017

Please consider carefully a fund’s investment objectives, risks, charges and expenses. For this and other important information, obtain a statutory and summary prospectus by visiting www.usglobaletfs.com. Read it carefully before investing.

Investing involves risk, including the possible loss of principal. Shares of any ETF are bought and sold at market price (not NAV), may trade at a discount or premium to NAV and are not individually redeemed from the fund. Brokerage commissions will reduce returns. Because JETS, GOAU and GOGO concentrate their investments in specific industries, they may be subject to greater risks and fluctuations than a portfolio representing a broader range of industries. Airline Companies may be adversely affected by a downturn in economic conditions that can result in decreased demand for air travel and may also be significantly affected by changes in fuel prices, labor relations and insurance costs. JETS, GOAU and GOGO are non-diversified, meaning they may concentrate more of their assets in a smaller number of issuers than a diversified fund. The funds invest in foreign securities which involve greater volatility and political, economic and currency risks and differences in accounting methods. These risks are greater for investments in emerging markets. The funds may invest in the securities of smaller-capitalization companies, which may be more volatile than funds that invest in larger, more established companies. The performance of the funds may diverge from that of the index. Because JETS, GOAU and GOGO may employ a representative sampling strategy and may also invest in securities that are not included in the index, they may experience tracking error to a greater extent than funds that seek to replicate an index. The funds are not actively managed and may be affected by a general decline in market segments related to their indexes.

JETS and GOAU distributed by Quasar Distributors, LLC. U.S. Global Investors is the investment adviser to JETS, GOAU and GOGO.

Frank Holmes has been appointed non-executive chairman of the Board of Directors of HIVE Blockchain Technologies. Both Mr. Holmes and U.S. Global Investors own shares of HIVE, directly and indirectly.

The Company accounts for its investments in the Galileo fund under the equity method of accounting. Under the equity method, the investment is initially recorded at cost, then the Company’s proportional share of the fund’s net income or loss, which primarily consists of realized and unrealized gains and losses on investments offset by fund expenses, is recognized in the Company’s earnings with a corresponding increase or decrease to the carrying value of the investment. Distributions received from the investee reduce the Company’s carrying value of the investment.